                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             RASTER GRAPHICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             RASTER GRAPHICS, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                             RASTER GRAPHICS, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 3, 1997

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Raster Graphics, Inc., a Delaware corporation (the "Company"), will be held on June 3, 1997 at 1:30 p.m., local time, at the Company's headquarters located at 3025 Orchard Parkway, San Jose, CA 95134, for the following purposes:

     1. To elect Class I directors to serve for a term of three years and until their successors are elected and qualified; and

     2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

     3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 7, 1997 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof.

     All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postageprepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                          Very truly yours,

                                          Michael W. Hall
                                          Secretary
San Jose, California
April 30, 1997

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY.

                             RASTER GRAPHICS, INC.

                                PROXY STATEMENT

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of Raster Graphics, Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 3, 1997, at 1:30 p.m., local time, or at any postponement or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's headquarters located at 3025 Orchard Parkway, San Jose, CA 95134. The Company's telephone number at its principal executive offices in San Jose, California is (408) 232-4000.

     These proxy solicitation materials were mailed to stockholders on or about April 30, 1997. The cost of soliciting these proxies will be borne by the Company.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either (i) by delivering to the Company (Attention: Jan Benedict) a written notice of revocation or a duly executed proxy bearing a later date or (ii) by attending the Annual Meeting of Stockholders and voting in person.

VOTING AND SOLICITATION

     Each share of Common Stock entitles its holder to one vote on matters to be acted upon at the meeting, including the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector"). The Inspector will also determine whether or not a quorum is present. The affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote.

     The shares represented by the proxies received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted on, the shares will be voted in accordance with the specifications made. Any proxy in the enclosed form which is returned but is not marked will be voted "FOR" the election of directors, "FOR" ratification of the appointment of the designated independent auditors, and as the proxy holder(s) deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting shares and determination of a quorum.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms or other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

RECORD DATE AND SHARE OWNERSHIP

     Only stockholders of record at the close of business on April 7, 1997 are entitled to notice of and to vote at the meeting. At the record date, 9,170,694 shares of the Company's Common Stock were issued and outstanding.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

     The Board of Directors will be divided into three classes with the directors of each class serving staggered terms and until his respective successor is elected and qualified. The Class I directors are Rakesh Kumar and Delbert W. Yocam, whose current terms will end at this Annual Meeting. The Class II directors are Promod Haque and Lucio L. Lanza, whose current terms will end at the Annual Meeting of Stockholders in 1998, and the Class III director is Charles Edwards, whose current term will end at the Annual Meeting of Stockholders in 1999. The term of office for each person elected as a director will expire at the third succeeding annual meeting of stockholders after their election and until his or her respective successor is duly elected and qualified.

     Frank J. Caufield and W. Jeffers Pickard, two long-standing members of the Board of Directors, have declined to stand for reelection. The entire Board of Directors extends its gratitude for their invaluable contributions to the past and future success of the Company.

     The following table set forth certain information with respect to the directors of the Company as of April 7, 1997:

                                                                           DIRECTOR
 NAME OF DIRECTOR   AGE                PRINCIPAL OCCUPATION                 SINCE     CLASS
------------------  ---   -----------------------------------------------  --------   -----
Rakesh Kumar        51    Chairman, President and Chief Executive Officer
                          of the Company                                     1991      I
Delbert W. Yocam    52    Chairman and Chief Executive Officer of Borland
                          International                                      1995      I
Promod Haque        48    Vice President of Norwest Venture Capital
                          Management                                         1993      II
Lucio L. Lanza      51    Partner of U.S. Venture Partners                   1993      II
Charles Edwards     37    President of Onyx Graphics, Inc.                   1995     III

     Mr. Kumar joined the Company in 1991 as President and Chief Executive Officer. From 1988 to 1991, he was Group Marketing Manager, Engineering Systems, for Digital Equipment Corporation, where he was responsible for worldwide marketing to technical customers. From 1985 to 1987, he was Vice President of Sales and Marketing for Precision Image Corporation, a manufacturer of electrostatic printers. Prior to 1985, Mr. Kumar held a number of management positions with Phoenix Data Systems, an electronic design automation software company, Applicon, Inc., a CAD systems company, and Digital Equipment Corporation.

     Mr. Yocam has served as a director of the Company since April 1995. Since December 1996, Mr. Yocam has been Chairman of the Board of Directors and Chief Executive Officer of Borland International, Inc. From November 1994 to November 1996, he was an independent consultant. From September 1992 to November 1994, Mr. Yocam was President, Chief Operating Officer and a director of Tektronix, Inc. Mr. Yocam is also a director of Adobe Systems, Inc., Boomtown, Inc., Xircom, Inc. and several privately held technology companies.

     Mr. Haque has served as a director of the Company since May 1993. Since 1990, he has served as Vice President of Norwest Venture Capital Management Inc., a venture capital firm. He also is a general partner of Itasca Partners, which is a general partner of Norwest Equity Partners IV, a Minnesota limited partnership. He also serves as director of Forte Software, Inc.; Optical Sensors, Inc.; Prism Solutions, Inc.; and Transaction Systems Architect, Inc.

     Mr. Lanza has served as a director of the Company since May 1993. Since 1990, Mr. Lanza has been a partner of U.S. Venture Partners, a venture capital firm, and an independent consultant to semiconductor and software companies. In 1986, Mr. Lanza founded EDA Systems, and served as Chief Executive Officer until

1989. Prior to 1986, he served in a number of marketing, engineering and general management positions in the electronics industry, including corporations such as Intel Corporation and Olivetti S.p.A.

     Mr. Edwards has served as a director of the Company since August 1995. In 1989, he founded Onyx Graphics, Inc. where he continues to serve as President. From 1987 to 1989, he served as Product Marketing Manager for Logic Automation, an electronic design automation software company. From 1985 to 1987, he was a partner of ALS, Inc., where he developed software design tools for GE Semiconductor. Prior to 1985, Mr. Edwards was an engineer at Intel Corporation.

NOMINEES

     Two directors are to be elected at this Annual Meeting. The Board has nominated the two current members of the Board constituting Class I to be re-elected and to serve a three-year term expiring at the Annual Meeting of Stockholders to be held in 2000. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two nominees named below, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until his term expires and until his successor has been elected and qualified.

     The names of the nominees, their ages as of April 7, 1997, and certain other information about them are set forth below:

                                                                         DIRECTOR
 NAME OF DIRECTOR    AGE               PRINCIPAL OCCUPATION               SINCE
-------------------  ---   --------------------------------------------  --------
Rakesh Kumar         51    Chairman, President and Chief Executive           1991
                           Officer of the Company
Delbert W. Yocam     52    Chairman and Chief Executive Officer of           1995
                           Borland International

     Except as set forth above, each of the nominees has been engaged in the principal occupation set forth opposite his name during the past five years. There are no family relationships among the directors or executive officers of the Company.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of 12 meetings during the fiscal year ended December 31, 1996. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Audit Committee reviews the Company's annual audit and meets with the Company's independent auditors to review the Company's internal controls and financial management practices. The Board's Audit Committee currently consists of Mr. Haque and W. Jeffers Pickard and will hold its first meeting during fiscal year 1997. The Compensation Committee recommends compensation for certain of the Company's personnel to the Board and, together with the Board of Directors, administers the Company's stock and option plans. The Compensation Committee currently consists of Mr. Lanza, Mr. Yocam and W. Jeffers Pickard and held two meetings during the last fiscal year.

     Of the incumbent directors, no director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and of the committees upon which such director served during fiscal 1996, other than Mr. Lanza who attended 68 percent of the meetings of the Board of Directors.

COMPENSATION OF DIRECTORS

     Directors are reimbursed for certain reasonable expenses incurred in attending Board meetings. In addition, Mr. Yocam receives $1,000 for each Board of Directors meeting attended and receives an annual consulting fee of $30,000. In May 1996, Mr. Edwards, President of Onyx, was granted an option to purchase

20,000 shares of Common Stock at an exercise price of $7.00 per share. In August 1996, Messrs. Edwards, Haque, Lanza and Yocam were each granted an option to purchase 10,000 shares of Common Stock at an exercise price of $8.00 per share. Nonemployee directors of the Company are eligible to participate in the Company's 1996 Directors' Stock Option Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE TO SERVE AS DIRECTOR FOR THE ENSUING THREE YEAR TERM AND UNTIL HIS SUCCESSOR IS ELECTED AND QUALIFIED.

                      PROPOSAL NO. 2: APPROVAL OF AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1997, and recommends that stockholders vote for ratification of this appointment. In the event the stockholders do not ratify such appointment, the Board of Directors will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of April 7, 1997 as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

                                                                    SHARES BENEFICIALLY
                       5% STOCKHOLDERS, DIRECTORS                        OWNED(1)
                        NAMED EXECUTIVE OFFICERS,                  ---------------------
             AND DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP        NUMBER       PERCENT
        ---------------------------------------------------------  ---------     -------
        Norwest Equity Partners IV,..............................    857,584       9.35%
          a Minnesota Limited Partnership
          245 Lytton Avenue, Suite 250
          Palo Alto, CA 94301
        Merrill, Pickard, Anderson & Eyre IV.....................    458,281       5.00%
          2480 Sand Hill Road, Suite 200
          Menlo Park, CA 94025
        Promod Haque(2)..........................................    857,584       9.35%
        W. Jeffers Pickard(3)....................................    461,218       5.03%
        Rakesh Kumar(4)..........................................    257,498       2.81%
        Frank J. Caufield(5).....................................    201,012       2.19%
        Lucio L. Lanza(6)........................................    120,283       1.31%
        Charles Edwards(7).......................................     82,860           *
        Robert W. Johnson, Ph.D(8)...............................     50,833           *
        Sebastian J. Nardecchia(9)...............................     48,750           *
        Delbert W. Yocam(10).....................................     26,667           *
        Dennis R. Mahoney(11)....................................     19,999           *
        James L. Harre(12).......................................      7,000           *
        All executive officers and directors as a group (11
          persons)(13)...........................................  2,133,704       23.27%

---------------

  *  Less than 1.00%.

 (1) Information with respect to beneficial ownership is based upon information furnished by each director and officer or contained in filings made with the Securities and Exchange Commission. Except as indicated in the footnotes to this table, the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

 (2) Includes 857,584 shares held by Norwest Equity Partners IV. Because Mr. Haque is a general partner of Norwest Equity Partners, the general partner of Norwest Equity Partners IV, he may be deemed to be a beneficial owner of such shares. Mr. Haque disclaims beneficial ownership of such shares except to the extent of his interest in such shares arising from his interest in Norwest Equity Partners.

 (3) Includes 458,281 shares held by Merrill, Pickard, Anderson & Eyre IV and 2,937 shares held by MPAE Technology Partners. Because Mr. Pickard is a general partner of Merrill, Pickard, Anderson & Eyre, the general partner of these entities, he may be deemed to be a beneficial owner of such shares. Mr. Pickard disclaims beneficial ownership of such 461,218 shares except to the extent of his interest in such shares arising from his interest in Merrill, Pickard, Anderson & Eyre. Mr. Pickard will not be seeking reelection to the Board of Directors.

 (4) Includes 242,498 shares issuable upon the exercise of outstanding options exercisable within 60 days of April 7, 1997.

 (5) Includes 169,840 shares held by Kleiner Perkins Caufield & Byers IV and 23,679 shares held by KPCB Zaibatsu Fund I. Because Mr. Caufield is a general partner of Kleiner Perkins Caufield & Byers, which is the general partner of Kleiner Perkins Caufield & Byers IV and KPCB Zaibatsu Fund I, he may be deemed to be a beneficial owner of such 193,519 shares. Mr. Caufield disclaims beneficial ownership of such 1 shares except to the extent of his interest in such shares arising from his interest in Kleiner Perkins Caufield & Byers. Mr. Caufield will not be seeking reelection to the Board of Directors.

 (6) Includes 2,500 shares issuable upon the exercise of outstanding options exercisable within 60 days of April 7, 1997. Also included are 112,881 shares held by U.S. Venture Partners III, 3,727 shares held be Second Ventures Limited Partnership and 1,175 shares held by U.S.V. Entrepreneur Partners. Because Mr. Lanza is a general partner of U.S. Venture Partners, the general partner of these entities, he may be deemed to be a beneficial owner of such shares. Mr. Lanza disclaims beneficial ownership of such 117,783 shares except to the extent of his interest in such shares arising from his interest in U.S. Venture Partners.

 (7) Includes 73,560 shares issuable upon the exercise of outstanding options exercisable within 60 days of April 7, 1997.

 (8) Includes 50,833 shares issuable upon the exercise of outstanding options exercisable within 60 days of April 7, 1997.

 (9) Includes 48,750 shares issuable upon the exercise of outstanding options exercisable within 60 days of April 7, 1997.

(10) Includes 26,667 shares issuable upon the exercise of outstanding options exercisable within 60 days of April 7, 1997.

(11) Includes 19,999 shares issuable upon the exercise of outstanding options exercisable within 60 days of April 7, 1997.

(12) Mr. Harre resigned from the Company on February 16, 1997.

(13) Includes an aggregate 464,807 shares subject to options held by officers and directors which options are exercisible within 60 days after April 7, 1997. In addition, this total includes an aggregate 1,668,897 shares held by certain directors, beneficial ownership for such shares is disclaimed within the meaning of Rule 13d-3 under the Exchange Act.

                             EXECUTIVE COMPENSATION

     The following table shows the compensation received by (a) the individual who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1996; (b) the other most highly compensated individuals who were serving as executive officers of the Company at the fiscal year ended December 31, 1996; and (c) the compensation received by each such individual for the Company's two preceding fiscal years.

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                              ANNUAL COMPENSATION             ------------
                                      -----------------------------------      SECURITIES
                                                               BONUS AND       UNDERLYING        ALL
    NAME AND PRINCIPAL POSITION       YEAR(1)      SALARY      COMMISSION       OPTIONS        OTHER(2)
------------------------------------  -------     --------     ----------     ------------     --------
Rakesh Kumar........................    1996      $168,923      $    755         100,000
  President, Chief Executive            1995      $161,539                        60,000
  Officer and Chairman of the Board
Charles Edwards.....................    1996      $ 92,692      $ 32,003          20,000
  Director and President                1995      $ 90,000      $ 26,150              --
  of Onyx Graphics, Inc.
James L. Harre(3)...................    1996      $101,616      $ 50,328              --
  Former Vice President,                1995      $100,000      $ 45,293          20,000
  Sales and Marketing
Robert W. Johnson, Ph.D.............    1996      $111,951      $ 10,000          10,000       $ 11,250
  Vice President, Engineering           1995      $130,000            --          20,000
Dennis R. Mahoney...................    1996      $ 82,500(4)   $ 20,000          90,000
  Vice President and                    1995            --            --              --
  Chief Financial Officer
Sebastian J. Nardecchia.............    1996      $123,538      $ 10,000          20,000
  Vice President, Operations            1995      $111,539            --          30,000

---------------

(1) In accordance with the rules of the Securities and Exchange Commission, no information is provided for fiscal years prior to fiscal year 1995 because the Company became a reporting company pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, in 1996 and the Company was not required to provide such information in response to a Commission filing requirement prior to that time.

(2) This amount represents disability benefits.

(3) Mr. Harre resigned from the Company on February 16, 1997.

(4) Mr. Mahoney joined the Company in May 1996 at an annual base salary level of $150,000, of which $82,500 was paid during fiscal year 1996.

     The following table sets forth information for the executive officers named in the Summary Compensation Table with respect to grants of options to purchase Common Stock of the Company made in 1996 and the value of all options held by such executive officers on December 31, 1996.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1996

                                        INDIVIDUAL GRANTS(1)
                               ---------------------------------------
                                                                                       POTENTIAL REALIZABLE
                               NUMBER OF     PERCENTAGE                                  VALUE AT ASSUMED
                               SECURITIES        OF                                       ANNUAL RATES OF
                               UNDERLYING   TOTAL OPTIONS    EXERCISE                       STOCK PRICE
                                OPTIONS      GRANTED TO         OR                       APPRECIATION FOR
                                GRANTED     -------------   BASE PRICE                    OPTION TERM(2)
                               ----------   EMPLOYEES IN    ----------   EXPIRATION   -----------------------
             NAME               (SHARES)     FISCAL 1996    ($/SHARE)       DATE       5% ($)       10% ($)
------------------------------ ----------   -------------   ----------   ----------   --------     ----------
Rakesh Kumar..................   100,000       15.86%         $ 7.00       5/16/06    $440,226     $1,115,619
Charles Edwards...............    20,000        3.17%         $ 7.00       5/16/06    $ 88,045     $  223,123
James L. Harre(3).............    20,000        3.17%         $ 7.00       5/16/06    $ 88,045     $  223,123
Robert W. Johnson, Ph.D.......    10,000        1.59%         $ 7.00       5/16/06    $ 44,022     $  111,581
Dennis R. Mahoney.............    20,000        3.17%         $ 9.75       9/11/06    $122,634     $  310,779
                                  70,000       11.10%         $ 7.00       5/16/06    $308,158     $  780,933
Sebastian J. Nardecchia.......    10,000        1.59%         $ 9.75       9/11/06    $ 61,317     $  155,389
                                  10,000        1.59%         $ 7.00       5/16/06    $ 44,022     $  111,561

---------------

(1) Consists of stock options granted pursuant to the Company's 1988 Stock Option Plan and 1996 Stock Plan. The Company's options generally become exercisable at a rate of 12.5% after six months following the date of grant and approximately 2% per month thereafter, as long as the optionee remains an employee with, consultant to or director of the Company. The maximum term of each option granted is ten years from the date of grant. The exercise price is equal to the fair market value of the stock on the grant date as determined by the Board of Directors.

(2) The 5% and 10% assumed compounded annual rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the persons named in the Summary Compensation Table.

(3) Mr. Harre resigned from the Company on February 16, 1997.

                 AGGREGATED OPTION EXERCISES IN THE YEAR ENDED
                  DECEMBER 31, 1996 AND YEAR-END OPTION VALUES

     The following table sets forth information for the executive officers named in the Summary Compensation Table with respect to exercises in fiscal year 1996 of options to purchase Common Stock of the Company.

                                                                                             VALUE OF
                                                                    NUMBER OF               UNEXERCISED
                                                              SECURITIES UNDERLYING        IN-THE-MONEY
                                                                   UNEXERCISED              OPTIONS AT
                                                                     OPTIONS            FISCAL YEAR END(1)
                                   SHARES                      AT FISCAL YEAR END       -------------------
                                 ACQUIRED ON      VALUE           EXERCISABLE/             EXERCISABLE/
              NAME                EXERCISE       REALIZED         UNEXERCISABLE            UNEXERCISABLE
-------------------------------- -----------     --------     ---------------------
Rakesh Kumar....................       --              --        230,833/119,167        $2,530,935/$800,314
Charles Edwards.................       --              --         151,476/17,084        $1,713,008/$83,2845
James L. Harre(2)...............    9,000        $ 67,782          42,656/48,334        $  466,372/$438,753
Robert W. Johnson, Ph.D.........       --              --          41,548/48,542        $  462,108/$496,642
Dennis R. Mahoney...............       --              --          10,208/79,792        $   49,764/$333,986
Sebastian J. Nardecchia.........       --              --          40,208/39,792        $  447,889/$304,611

---------------

(1) The value of unexercised in-the-money is based on the closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1996 of $11.875 per share.

(2) Mr. Harre resigned from the Company on February 16, 1997.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.

                         COMPENSATION COMMITTEE REPORT

     The following is a report of the Compensation Committee of the Board of Directors (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal year ended December 31, 1996. The Committee recommends salaries, incentives and other forms of compensation for directors, officers and other employees of the Company, administers the Company's various incentive compensation and benefit plans (including stock plans) and recommends policies relating to such incentive compensation and benefit plans. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

COMPENSATION POLICY

     The Company's executive officer compensation philosophies are designed to attract, motivate and retain senior management by providing an opportunity for competitive, performance-based compensation. Executive officer compensation consists of competitive base salaries and stock-based incentive opportunities in the form of options to purchase the Company's Common Stock. The Company's executive compensation program consists of three main components: (1) base salary, (2) potential for bonus based on overall Company performance as well as individual performance, (3) stock options/grants that provide the executive officers with the opportunity to build a meaningful stake in the Company, with the objective of aligning executive officers' long-range interests with those of the stockholders and encouraging the achievement of superior results over time. The second and third elements of the compensation program constitute the "at risk" components. The Committee annually evaluates the Company's performance, actual compensation and stock ownership of executive officers on a comparative basis with companies in the same industry as well as other companies in the same geographical area.

BASE SALARIES FOR 1996

     In establishing compensation guidelines with respect to base salary, the Company utilized data from various surveys prepared by independent firms to assist it in setting salary levels competitive with those of other similar industry companies. While it is the Committee's intent to continue to review periodically base salary information to monitor competitive ranges within the applicable market, including consideration of the Company's geographic location and individual job responsibilities, it is further the intent of the Committee to maintain a close relationship between the Company's performance and the base salary component of its executive officers' compensation.

STOCK OPTION AWARDS FOR 1996

     The Company's 1996 Stock Plan provides for the issuance of stock options to officers and employees of the Company to purchase shares of the Company's Common Stock at an exercise price equal to the fair market value of such stock on the date of grant. The Company's stock options typically vest ratably over a period of four years. Stock options are granted to the Company's executive officers and other employees both as a reward for past individual and corporate performance and as an incentive for future performance. The Committee believes that stock-based performance compensation arrangements are essential in aligning the interests of management and the stockholders in enhancing the value of the Company's equity.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The compensation for Rakesh Kumar, the Company's Chairman, President and Chief Executive Officer ("CEO") is determined based on a number of factors, including comparative salaries of CEO's of companies in the Company's peer group, the CEO's individual performance and the Company's performance as measured against the stated objectives. The CEO's total compensation package includes stock option grants with the goal of motivating leadership for long-term Company success and providing significant reward upon achievement of Company objectives and enhancing stockholder value. As with other executives, size of option grants is also based on a review of competitive survey data.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be well below $1 million and the Company believes that options granted under the Company's 1996 Stock Option Plan will meet the requirements for qualifying as performance-based, the Committee believes that this section will not affect the tax deductions available to the Company. It will be the Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.

                                          SUBMITTED BY THE COMPENSATION
                                          COMMITTEE OF THE BOARD OF DIRECTORS

                                          Lucio L. Lanza
                                          W. Jeffers Pickard
                                          Delbert W. Yocam

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return data, assuming reinvestment of all dividends, for the Company's Common Stock at December 31, 1996 since August 8, 1996 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of (i) the Hambrecht & Quist Technology Index and (ii) the U.S. Index for the Nasdaq National Market. The graph assumes that $100 was invested on August 8, 1996 in the Common Stock of the Company and each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a price per share of $8.00, the price at which such stock was first offered to the public by the Company on that date. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                 COMPARISON OF 5 MONTH CUMULATIVE TOTAL RETURN
                          AMONG RASTER GRAPHICS, INC.,
                     THE HAMBRECHT & QUIST TECHNOLOGY INDEX
                       AND THE NASDAQ STOCK MARKET INDEX

                                                               H & Q
        MEASUREMENT PERIOD           RASTER GRAPHICS,      TECHNOLOGIES        NASDAQ STOCK
      (FISCAL YEAR COVERED)                INC.                INDEX           MARKET INDEX
8/8/96                                             100                 100                 100
12/31/96                                           148                 116                 113

                                                8/08/96    12/31/96
                                                ------     --------
Raster Graphics, Inc..........................    100         148
H & Q Technology Index........................    100         116
NASDAQ Stock Market Index.....................    100         113

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has an employment agreement with its Chief Executive Officer which provides for a six-month severance in the event of termination of employment. In addition, the Company has an employment agreement with its Chief Financial Officer which terms provide for a six-month severance and continued vesting of outstanding options for a period of 26 weeks in the event of termination of employment.

     The Company has entered into an indemnification agreement with each of its executive officers and directors that may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as director or officer and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and holders of more than ten percent of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996 all
Section 16(a) filing requirements applicable to the Company's officers, directors and holders of more than ten percent of the Company's Common Stock were complied with.

                        ADDITIONAL INFORMATION REGARDING
                             1988 STOCK OPTION PLAN

     Attached to this Proxy Statement as Appendix A is certain information concerning the Company's 1988 Stock Option Plan. Such information is being furnished under subsection (b) of Rule 16b-3 promulgated under the Exchange Act in order to perfect the stockholder approval requirement of Rule 16b-3 with respect to such plans.

                      DEADLINE FOR RECEIPT OF STOCKHOLDER
                       PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting must be received by the Company no later than February 3, 1998 in order that such proposals may be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Michael W. Hall
                                          Secretary
Dated: April 30, 1997

                                                                      APPENDIX A

                               DESCRIPTION OF THE
                             1988 STOCK OPTION PLAN

     The Company's 1988 Stock Option Plan (the "Plan") was adopted by the Board of Directors in November 1988 and approved by the stockholders in April 1989. By resolution of the Board of Directors, the Plan terminated upon the closing of the Company's initial public offering on August 8, 1996, except to the extent necessary to honor and fulfill the Company's obligations with respect to options then outstanding. Immediately prior to the Plan's termination, a total of 1,330,400 shares of Common Stock were outstanding and 24,823 were available for grant. The essential features of the Plan are outlined below.

GENERAL

     The Plan provided for the grant to employees of the Company (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and for the grant of nonstatutory stock options to employees and consultants of the Company. The purposes of the Plan were to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to the employees and consultants of the Company and to promote the success of the Company's business.

ADMINISTRATION

     The Plan is administered by the Board of Directors of the Company or by a committee appointed by the Board (the "Board"). The Board selected the optionees, determined the number of shares to be subject to each option and determined the exercise price, term and the rate at which the options become exercisable.

ELIGIBILITY

     Under the Plan, employees (including officers and employee directors) could be granted incentive stock options within the meaning of Section 422 of the Code, and employees and consultants could be granted nonstatutory stock options. The Plan provided that no Incentive Stock Option could be granted to an Employee which, when aggregated with all other incentive stock options granted to such Employee by the Company, would result in shares having an aggregate fair market value (determined for each share as of the date of grant of the Option covering such share) in excess of $100,000 becoming first available for purchase upon exercise of one or more incentive stock options during any calendar year.

EXERCISE PRICE

     The exercise price of all incentive stock options granted under the Plan were required to be at least equal to 100% of the fair market value of the Common Stock of the Company on the date of grant. The exercise price of all nonstatutory stock options granted under the Plan were required to be equal to 85% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owned stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any stock option granted was required to be equal to at least 110% of the fair market value. The exercise price could be paid in such consideration as determined by the Board.

TERM

     If an optionee owned stock possessing more than 10% of the voting power of the Company's outstanding capital stock, the term of an option could not exceed five years. The term of incentive stock options could not exceed ten years. The Plan provided that in the event of the termination of an optionee's employment or consulting relationship with the Company, such optionee could exercise any vested options within three months following termination (or such other period of time not exceeding six months, in the case of a nonstatutory stock option following termination as determined by the Board). If the optionee was not entitled to exercise the option at the date of such termination, or if the optionee did not exercise such option (which the optionee was entitled to exercise) within the time specified in the Plan, the option terminated.

EXERCISABILITY

     The Board determined when options became exercisable, including any restrictions or limitations such as those based on continued employment.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION OR MERGER

     In the event of certain changes in control of the Company, such as a proposed sale of all or substantially all of the Company's assets, or a merger of the Company with or into another corporation, the Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation. With respect to any option granted prior to January 4, 1992, in the event that such successor corporation does not agree to assume such option or to substitute an equivalent option, the Board shall, in lieu of such assumption or substitution, provide for the optionee to have the right to exercise such option.

TRANSFERABILITY

     No option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised, during the lifetime of the optionee, only by such optionee.

AMENDMENT AND TERMINATION OF PLAN

     The Board of Directors may at any time amend the Plan, except that such action cannot adversely affect options previously granted without the agreement of any optionee so affected. To the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or with Sections 162(m) and 422 of the Internal Revenue Code (or any other applicable law or regulation, including the requirements of any exchange or reporting system on which the Company's Common Stock may then be listed), the Company must obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required. The Board of Directors has determined that no further options will be granted under the Plan.

OPTIONS GRANTED

     As of December 31, 1996, options for 1,330,400 shares were outstanding under the Plan and 24,823 shares remained available for future grant. As of December 31, 1996, the aggregate fair market value of shares subject to outstanding options under the Plan was $15,785,000, based upon the closing price of the Common Stock of $11.875 as reported on the Nasdaq National Market on such date. The actual benefits, if any, to the holders of stock options issued under the Plan are not determinable prior to exercise, as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of a holder's stock option.

TAX INFORMATION

     The following is only a brief summary of the federal income tax consequences for the optionee and the Company with respect to the grant and exercise of options under the Plan. This summary does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside. The Company advises all optionees to consult their own tax advisors with respect to the tax consequences of their participation in the Plan.

     Options granted under the Plan may be either incentive stock options, which are intended to qualify for the special tax treatment provided by Section 422 of the Code, or nonstatutory stock options which will not so qualify.

     If an option granted under the Plan is an incentive stock option, under Federal tax law, an optionee will not recognize income upon grant of the option and have no regular taxable liability due to the exercise. However, the excess of the value of the stock subject to the option over the exercise price will be an item of alternative minimum taxable income, which could result in the optionee being subject to the alternative minimum tax for the year of exercise. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercise of the option, any gain will be treated as long-term capital gain. If both of these holding periods are not satisfied (a "disqualifying disposition"), the optionee will recognize ordinary income equal to the difference, if any, between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a disqualifying disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a disqualifying disposition of the shares in excess of the amount treated as ordinary income will be characterized as longterm or short-term capital gain or loss, depending on whether or not the disposition occurs more than one year after the exercise date.

     All other options which do not qualify as incentive stock options or are not designated as such are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under Federal tax laws at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary taxable income measured by the excess of the then fair market value of the shares over the exercise price. A different rule for measuring ordinary income upon exercise may apply if the optionee is an officer, director or 10% stockholder of the Company. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory stock option. The taxable income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash by the optionee or out of the optionee's current earnings. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's tax basic (exercise price plus the income recognized upon exercise) are treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year after the exercise date.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                             RASTER GRAPHICS, INC.

                      1997 ANNUAL MEETING OF STOCKHOLDERS


P               The undersigned stockholder of Raster Graphics, Inc., a Delaware
R       corporation, (the "Company") hereby acknowledges receipt of the Notice
O       of Annual Meeting of Stockholders and Proxy Statement, each dated April
X       30, 1997, and hereby appoints Rakesh Kumar and Dennis R. Mahoney, or
Y either of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of Raster Graphics, Inc. to be held on June 3, 1997 at 1:30 p.m., local time, at the Company's headquarters located at 3025 Orchard Parkway, San Jose, CA, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

        / / For all nominees listed below

        / / Withhold authority for all nominees listed below

        If you wish to withhold authority for any individual nominee(s), strike a line through his name or their names in the list below:

        Rakesh Kumar            Delbert W. Yocam

PROPOSAL NO. 2 - APPOINTMENT OF INDEPENDENT AUDITORS

        To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

        / / FOR         / / AGAINST     / / ABSTAIN


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                SEE REVERSE
                                                                    SIDE

NOTE: This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned in the enclosed envelope.

In their discretion, upon such other matter or matters which may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF. WITH RESPECT TO THE ELECTION OF DIRECTORS, IF NO CONTRARY OBJECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE.


DATED:______________________, 1997

                           _____________________________________________________
                           Printed name(s) exactly as shown on Stock Certificate


                           _____________________________________________________
                           (Signature)


                           _____________________________________________________
                           (Signature)


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by its President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED ABOVE AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.